Principal
Plus
Fund


December 31, 1996
Annual Report

                                                               [LOGO]DEAN WITTER

DEAN WITTER
Two World Trade Center
62nd Floor
New York, NY 10048
Telephone (212) 392-8899

PRINCIPAL PLUS FUND
ANNUAL REPORT
1996

Dear Limited Partner:

This marks the seventh annual report for the Dean Witter Principal Plus Fund L.P. (the "Fund"). The Fund began 1996 trading at a Net Asset Value per Unit of $1,562.26 and decreased by 5.28% to close the year at $1,479.85. A review of trading results for the year is provided in the Annual Report of the Trading Manager located on the next page of this report.

Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation at Two World Trade Center, 62nd Floor, New York, NY 10048 or your Dean Witter Account Executive.

I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

    Sincerely,

    /s/ Mark J. Hawley
    Mark J. Hawley
    President
    Demeter Management Corporation
    General Partner

DEAN WITTER PRINCIPAL PLUS FUND L.P.
ANNUAL REPORT OF THE TRADING MANAGER

After more than five years of successful operation, the Principal Plus Fund L.P. (the "Fund") was reopened in 1996. Its unique structure provides investors both the safety of a fixed income vehicle and the growth opportunities of a globally diversified portfolio.

The Fund started the year with meaningful positions in the long dated U.S. Treasury bond contract, reduced exposure to the U.S. stock market, and diversified holdings in the foreign exchange, international interest rate and commodity sectors. This allocation served the portfolio well in 1995, enabling each component to contribute equally to the total return. However, early in 1996, a shift in sentiment from the U.S. Federal Reserve Bank in favor of tighter interest rates sent the U.S. bond market into a tailspin causing the Fund to suffer losses during the first quarter.

Despite continued downward pressure in both the U.S. and international bond markets, by April the portfolio began benefiting from its diversification in the foreign currency sector, as the U.S. dollar made significant gains against the German mark, British pound and French franc. The commodity sector also improved as drought conditions throughout the Mid West and the United Nations impasse with Iraq over the sale of oil for "humanitarian reasons" presented profitable opportunities for the Fund.

After another setback in May, the Fund's value rose, shrugging off a 10% correction in the U.S. equity market. The portfolio's capacity to produce the profitable results when U.S. stock and bond prices are under pressure is perhaps its greatest strength. Easing interest rates in Australia and Japan, sharp spikes in the price of crude, home heating oil and natural gas and relative stability in Italy all contributed to positive performance which carried through into the fourth quarter of the year.

The Fund gained over 6% in the September through November period, driven by strong performance across all sectors including U.S. equity, fixed income, and international financial and commodity assets. December finished lower as the U.S. and international stock and bond markets gave back a portion of their gains. Weak performance in the financials coupled with erratic price behavior in the commodity sector were all contributing factors.

Looking ahead into 1997, we remain cautious with respect to the overvalued nature of U.S. stock prices and attracted to U.S. bond yields, particularly in the context of the current low inflation environment.

DEAN WITTER PRINCIPAL PLUS FUND L.P.
ANNUAL REPORT OF THE TRADING MANAGER--(CONCLUDED)

Exposure to the stock market remains unchanged at just 20% of the total portfolio allocation. The balance of the assets are allocated to the U.S. fixed income, international financial and commodity markets which should continue to offer interesting investment opportunities.

The overall investment philosophy of the Principal Plus Fund L.P. is to provide investors with diversified, absolute returns that are not solely dependent on the U.S. stock market's continued strong performance, all within the safety of a guaranteed minimum return structure. In today's equity oriented marketplace, an alternative like Principal Plus Fund L.P. can be an effective tool for building a more stable, long-term oriented investment strategy.

RXR, Inc.

DEAN WITTER PRINCIPAL PLUS FUND L.P.
INDEPENDENT AUDITORS' REPORT

The Limited Partners and the General Partner:

We have audited the accompanying consolidated statements of financial condition of Dean Witter Principal Plus Fund L.P. and subsidiary (the "Partnership") as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Dean Witter Principal Plus Fund L.P. and subsidiary as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
February 17, 1997
New York, New York

DEAN WITTER PRINCIPAL PLUS FUND L.P.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                        DECEMBER 31,
                                                    ---------------------
                                                       1996       1995
                                                    ---------- ----------
                                                        $          $
                                 ASSETS
Equity in Commodity futures trading accounts:
 Cash                                                6,625,325  8,897,293
 Net unrealized gain on open contracts                 197,384    787,729
                                                    ---------- ----------
 Total Trading Equity                                6,822,709  9,685,022
Investment in Zero-Coupon U.S.
 Treasury Securities                                47,247,655         --
Interest receivable (DWR)                               26,628     28,912
Investment in U.S. Treasury Bills                          --  32,867,974
                                                    ---------- ----------
 Total Assets                                       54,096,992 42,581,908
                                                    ========== ==========
                    LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
 Redemptions payable                                 1,657,380  1,148,358
 Accrued administrative expenses                       203,250    240,726
 Accrued brokerage fee (DWR)                           186,774    141,131
 Accrued management fees                                46,693     35,283
 Accrued transaction fees and costs                      4,108      1,777
                                                    ---------- ----------
 Total Liabilities                                   2,098,205  1,567,275
                                                    ---------- ----------
Minority interest                                      149,974    242,689
                                                    ---------- ----------
PARTNERS' CAPITAL
 Limited Partners (34,253.485 and 25,314.968 Units,
   respectively)                                    50,688,703 39,547,302
 General Partner (783 Units)                         1,160,110  1,224,642
                                                    ---------- ----------
 Total Partners' Capital                            51,848,813 40,771,944
                                                    ---------- ----------
 Total Liabilities and Partners' Capital            54,096,992 42,581,908
                                                    ========== ==========
NET ASSET VALUE PER UNIT                              1,479.85   1,562.26
                                                    ========== ==========

  The accompanying notes are an integral part of these consolidated financial statements.

DEAN WITTER PRINCIPAL PLUS FUND L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 FOR THE YEARS
                                                     ENDED
                                                  DECEMBER 31,
                                        ----------------------------------
                                           1996        1995        1994
                                        ----------  ----------  ----------
                                            $           $           $
REVENUES
Trading Profit (Loss):
 Realized                                 (989,467)  8,168,790  (6,909,783)
 Net change in unrealized                 (590,345)    498,189  (1,184,045)
                                        ----------  ----------  ----------
  Total Trading Results                 (1,579,812)  8,666,979  (8,093,828)
                                        ----------  ----------  ----------
Change in value of Yield Pool           (2,142,542)    126,990     257,796
Interest income                          3,044,996   3,869,502   5,234,949
                                        ----------  ----------  ----------
  Total Revenues                          (677,358) 12,663,471  (2,601,083)
                                        ----------  ----------  ----------
EXPENSES
Brokerage fees (DWR)                     2,270,318   2,326,127   2,873,223
Management fees                            561,862     573,964     718,306
Transaction fees and costs                 148,501      95,727     344,202
Administrative expenses                     81,000     104,000      89,000
                                        ----------  ----------  ----------
  Total Expenses                         3,061,681   3,099,818   4,024,731
                                        ----------  ----------  ----------
INCOME (LOSS) BEFORE MINORITY INTEREST  (3,739,039)  9,563,653  (6,625,814)
Minority interest in (income) loss          92,716    (166,004)    246,585
                                        ----------  ----------  ----------
NET INCOME (LOSS)                       (3,646,323)  9,397,649  (6,379,229)
                                        ==========  ==========  ==========
NET INCOME (LOSS) ALLOCATION:
Limited Partners                        (3,581,791)  9,209,858  (6,278,042)
General Partner                            (64,532)    187,791    (101,187)
NET INCOME (LOSS) PER UNIT:
Limited Partners                            (82.41)     238.12     (124.78)
General Partner                             (82.41)     238.12     (124.78)

CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994.

                              UNITS OF
                             PARTNERSHIP    LIMITED     GENERAL
                              INTEREST     PARTNERS     PARTNER      TOTAL
                             -----------  -----------  ---------  -----------
                                               $           $           $
Partners' Capital, December
31, 1993                      53,399.129   76,096,133  1,275,052   77,371,185
Net Loss                             --    (6,278,042)  (101,187)  (6,379,229)
Redemptions                   (6,112.565)  (8,240,722)  (137,014)  (8,377,736)
                             -----------  -----------  ---------  -----------
Partners' Capital, December
31, 1994                      47,286.564   61,577,369  1,036,851   62,614,220
Net Income                           --     9,209,858    187,791    9,397,649
Redemptions                  (21,188.596) (31,239,925)       --   (31,239,925)
                             -----------  -----------  ---------  -----------
Partners' Capital, December
31, 1995                      26,097.968   39,547,302  1,224,642   40,771,944
Offering of Units             13,844.606   21,697,912        --    21,697,912
Net Loss                             --    (3,581,791)   (64,532)  (3,646,323)
Redemptions                   (4,906.089)  (6,974,720)       --    (6,974,720)
                             -----------  -----------  ---------  -----------
Partners' Capital, December
31, 1996                      35,036.485   50,688,703  1,160,110   51,848,813
                             ===========  ===========  =========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

DEAN WITTER PRINCIPAL PLUS FUND L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                FOR THE YEARS
                                                    ENDED
                                                DECEMBER 31,
                                     -------------------------------------
                                        1996         1995         1994
                                     -----------  -----------  -----------
                                          $            $            $
CASH FLOWS FROM
  OPERATING ACTIVITIES
Net income (loss)                     (3,646,323)   9,397,649   (6,379,229)
Noncash item included in net income
  (loss):
 Net change in unrealized                590,345     (498,189)   1,184,045
(Increase) decrease in
  operating assets:
 Investment in Zero Coupon U.S.
   Treasury Securities               (47,247,655)  60,143,331      700,900
 Interest receivable (DWR)                 2,284       (1,823)      21,894
 Investment in U.S. Treasury Bills    32,867,974  (32,867,974)         --
 Net option premiums                         --      (186,000)    (820,615)
Increase (decrease) in operating
  liabilities:
 Accrued administrative expenses         (37,476)      40,302      (27,719)
 Accrued brokerage fee (DWR)              45,643      (78,824)     (47,592)
 Accrued management fee                   11,410      (19,706)     (11,898)
 Accrued transaction fees and costs        2,331         (373)     (21,366)
 Incentive fee payable                       --           --      (552,145)
                                     -----------  -----------  -----------
Net cash provided by (used
  for) operating activities          (17,411,467)  35,928,393   (5,953,725)
                                     -----------  -----------  -----------
CASH FLOWS FROM
  FINANCING ACTIVITIES
Minority interest                        (92,715)     166,004     (246,585)
Offering of Units                     21,697,912          --           --
Increase (decrease) in
  redemptions payable                    509,022   (1,872,228)   1,337,687
Redemptions of units                  (6,974,720) (31,239,925)  (8,377,736)
                                     -----------  -----------  -----------
Net cash provided by (used for)
  financing activities                15,139,499  (32,946,149)  (7,286,634)
                                     -----------  -----------  -----------
Net increase (decrease) in cash       (2,271,968)   2,982,244  (13,240,359)
Balance at beginning of
  period                               8,897,293    5,915,049   19,155,408
                                     -----------  -----------  -----------
Balance at end of period               6,625,325    8,897,293    5,915,049
                                     ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

DEAN WITTER PRINCIPAL PLUS FUND L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION--Dean Witter Principal Plus Fund L.P. (the "Partnership") is a limited partnership organized to engage in the speculative trading of commodity futures contracts, commodity options contracts and forward contracts on foreign currencies. Prior to February 1, 1996 the Partnership's objective was to achieve long-term appreciation while assuring investors at least a 4% compound annual rate of return over approximately five and one-half years from February 14, 1990 (the "Guarantee Period"). The Partnership initially invested approximately 80% of the Partnership's assets in zero-coupon U.S. Treasury Securities (the "Yield Pool") to accomplish this objective. Subsequent to the August 1995 maturity of the U.S. Treasury Zero Coupon Securities, the proceeds were invested in U.S. Treasury Bills. In August 1995, the Guaranteed Yield was extended through January 31, 1996 during which time additional Units of the Partnership were registered and offered to the public (see Offering of Units).

Effective February 1, 1996 the Partnership's objective was changed to achieve long-term appreciation while assuring investors at least a 3% compound annual rate of return over approximately seven and one-half years from February 1, 1996 to August 31, 2003. At August 31, 2003, which is the Partnership's "Guaranteed Redemption Date," the Net Asset Value is guaranteed to be at least $1,961.00 per Unit. At the February 1, 1996 closing date of the Offering, the Partnership again invested approximately 80% of its total assets in Zero-Coupon U.S. Treasury Securities to accomplish this objective. The Partnership's remaining assets have been contributed to its subsidiary, Dean Witter Principal Plus Fund Management L.P. (the "Trading Company"), which was established solely to trade in commodity interests on behalf of the Partnership.

The general partner in the partnership is Demeter Management Corporation ("Demeter") and the commodity broker is Dean Witter Reynolds Inc. ("DWR"). Both DWR and Demeter are wholly-owned subsidiaries of Dean Witter, Discover & Co. ("DWD"). Demeter has retained RXR, Inc. ("RXR") as the trading manager of the Trading Company.

Demeter is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by the General and Limited Partners based upon their proportional ownership interests.

OFFERING OF UNITS--During the period from November 11, 1995 through January 31, 1996 additional Units

DEAN WITTER PRINCIPAL PLUS FUND L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--
(CONTINUED)

were offered to the public at a price equal to 100% of the Net Asset Value as of the close of business on the last day of the month immediately preceding the February 1, 1996 closing date of the offering.

BASIS OF ACCOUNTING--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of the Partnership and the Trading Company. All intercompany balances have been eliminated.

The ownership by Demeter in the Trading Company represents a minority interest in the Partnership. Demeter's share of the Trading Company's profits and losses is deducted from consolidated results of operations.

REVENUE RECOGNITION--The Yield Pool is valued at the lesser of cost plus accreted interest or market value.

The following information pertains to the Yield Pool at December 31, 1996 and 1995:

                                             1996       1995
                                          ---------- ----------
                                              $          $
Year to Date Accreted Interest Income      2,726,002  3,470,058
Cost of Yield Pool at year-end            46,928,070 32,855,625
Accreted Interest Receivable at year-end   2,462,127     12,349
Market Value of Yield Pool at year-end    47,247,655 32,879,578

Commodity futures contracts, commodity options contracts and forward contracts on foreign currencies are open commitments until settlement date. They are valued at market and the resulting unrealized gains and losses are reflected in income.

Monthly, DWR pays interest income based upon 90% of the Trading Company's average daily Net Assets for the month at a rate equal to the average yield on 13-week U.S. Treasury Bills issued during such month. For purposes of such interest payments, Net Assets do not include monies due the Trading Company on forward contracts and other commodity interests, but not actually received.

During December 1995, the Partnership entered into forward contracts to purchase $26 million face value Zero-Coupon U.S. Treasury Securities on February 1, 1996, the closing date for the offering of Units. This commitment was made to ensure a minimum interest rate on the Yield Pool for the new guarantee period which commenced on February 1, 1996. At December 31, 1995 the market value of these forward contracts

DEAN WITTER PRINCIPAL PLUS FUND L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--
(CONTINUED)

was greater than the cost of such contracts. Consistent with the Partnership's policy of valuing the Yield Pool at the lower of cost plus accreted interest or market, no revenue has been recognized on this transaction.

NET INCOME (LOSS) PER UNIT--Net income (loss) per Unit is computed using the weighted average number of units outstanding during the period.

EQUITY IN COMMODITY FUTURES TRADING ACCOUNTS--The Partnership's asset "Equity in Commodity futures trading accounts" consists of cash on deposit at DWR to be used as margin for trading and the net asset or liability related to unrealized gains or losses on open contracts and the net option premiums paid and/or received. The asset or liability related to the unrealized gains or losses on forward contracts is presented as a net amount because the Partnership has a master netting agreement with DWR.

BROKERAGE FEES AND RELATED TRANSACTION FEES AND COSTS--The monthly brokerage fee is equal to 1/3 of 1% per month of the Partnership's adjusted month-end Net Assets. Transaction fees and costs are accrued on a half-turn basis. In 1996, the brokerage fee charged was the equivalent of a roundturn commission charge of approximately $49 per contract traded.

OPERATING EXPENSES--The Partnership bears all operating expenses related to its trading activities. These include filing fees, clerical, administrative, auditing, accounting, mailing, printing and other incidental operating expenses as permitted by the Limited Partnership Agreement. In addition, the Partnership incurs a monthly management fee and may incur an incentive fee. Demeter bears all other operating expenses.

REDEMPTIONS--As of the last day of any calendar quarter, Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit upon five business days advance notice by redemption form to Demeter.

During 1996 and 1995, the Partnership sold securities in the Yield Pool in order to fund redemptions as detailed below:

                                        1996       1995
                                      --------- ----------
                                          $         $
Cost of Securities Sold               4,325,168 13,852,285
Interest Accreted on Securities Sold    130,978  2,831,588
Proceeds from Sale of Securities      4,140,685 16,810,864

DISTRIBUTIONS--The Partnership will not make any distributions until after the Guarantee Period, and thereafter will only make distributions on a pro-rata basis at the sole discretion of Demeter.

DEAN WITTER PRINCIPAL PLUS FUND L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--
(CONTINUED)

INCOME TAXES--No provision for income taxes has been made in the accompanying consolidated financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of the Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIP--The Partnership will terminate on December 31, 2025, or at an earlier date if certain conditions set forth in the Limited Partnership Agreement occur.

The Trading Company may terminate operations if its Net Assets decline to 5% or less of consolidated Partnership Net Assets, and will terminate operations if its Net Assets decline to less than 3% of consolidated Partnership Net Assets. At December 31, 1996 and 1995, the Trading Company had Net Assets of $6,216,269 and $7,263,874 respectively, which represented 12% and 18% respectively, of the consolidated Partnership's Net Assets at the respective dates. If the operations of the Trading Company ceased, the remaining Net Assets would be returned to the Partnership and held until the end of the Guarantee Period, when they would be distributed to the Limited Partners.

2. RELATED PARTY TRANSACTIONS

The Trading Company pays a monthly brokerage fee to DWR as described in Note 1. The Partnership's and Trading Company's cash is on deposit with DWR in commodity trading accounts to meet margin requirements as needed. The Yield Pool is on deposit with DWR in a customer security account. DWR pays interest on these funds as described in Note 1.

Pursuant to the Limited Partnership Agreement, Demeter initially invested $200,000 of General Partnership Interest in the Trading Company.

3. TRADING MANAGER

Compensation to RXR as trading manager consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE--The Partnership pays a monthly management fee equal to 1/12 of 1% per month of the Partnership's adjusted Net Assets, as defined in the Limited Partnership Agreement, as of the last day of each month.

INCENTIVE FEE--The Partnership will pay an annual incentive fee to RXR equal to 15% of the "New Appreciation", as defined in the Limited Partnership Agreement, of the Trading Company's Net Assets as of the end of each annual incentive period ending December 31. Such incentive fee is accrued in each month in which "New Appreciation" occurs. In those

DEAN WITTER PRINCIPAL PLUS FUND L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--
(CONTINUED)

months in which "New Appreciation" is negative, previous accruals, if any, during the incentive period will be reduced.

4. FINANCIAL INSTRUMENTS

The Partnership trades futures, options and forward contracts in interest rates, stock indices, commodities, currencies, petroleum, and precious metals. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility. At December 31, 1996 and 1995, open contracts were:

                            1996       1995
                         ---------- ----------
                             $          $
EXCHANGE-TRADED CONTRACTS
Financial Futures:
 Commitments to Purchase 36,738,000 22,510,000
 Commitments to Sell     19,776,000  2,464,000
Commodity Futures:
 Commitments to Purchase  5,550,000  9,147,000
 Commitments to Sell      5,879,000  2,210,000
Foreign Futures:
 Commitments to Purchase 83,456,000 32,219,000
 Commitments to Sell      6,403,000    147,000
OFF-EXCHANGE-TRADED
FORWARD CURRENCY CONTRACTS
 Commitments to Purchase 11,219,000 13,874,000
 Commitments to Sell     24,545,000 13,598,000

A portion of the amounts indicated as off-balance-sheet risk in forward currency contracts is due to offsetting forward commitments to purchase and to sell the same currency on the same date in the future. These commitments are economically offsetting, but are not offset in the forward market until the settlement date.

The unrealized gains and losses on open contracts are reported as a component of "Equity in Commodity futures trading accounts" on the Consolidated Statements of Financial Condition and totaled $197,384 and $787,729 at December 31, 1996 and 1995, respectively.

Of the $197,384 net unrealized gain on open contracts at December 31, 1996, $302,539 related to exchange-traded futures contracts and $(105,155) related to off-exchange-traded forward currency contracts. Of the $787,729 net unrealized gain on open contracts at December 31, 1995, $860,800 related to exchange-traded futures contracts and $(73,071) related to off-exchange-traded forward currency contracts.

DEAN WITTER PRINCIPAL PLUS FUND L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--
(CONTINUED)

Exchange-traded futures contracts held by the Partnership at December 31, 1996 and 1995, mature through June 1997 and March 1996, respectively. Off-exchange-traded forward currency contracts held by the Partnership at December 31, 1996 and 1995 mature through January 1997 and January 1996, respectively. The contract amounts in the above table represent the Partnership's extent of involvement in the particular class of financial instrument, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments is limited to the amounts reflected in the Partnership's Consolidated Statements of Financial Condition.

The Partnership also has credit risk because DWR acts as the futures commission merchant or the sole counterparty, with respect to most of the Partnerships' assets. Exchange-traded futures and options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. DWR, as the futures commission merchant for all of the Partnership's exchange-traded futures and options contracts, is required pursuant to regulations of the Commodity Futures Trading Commission to segregate from its own assets, and for the sole benefit of its commodity customers, all funds held by DWR with respect to exchange-traded futures and option contracts including an amount equal to the net unrealized gain on all open futures and option contracts, which funds totaled $6,927,864 and $9,758,093 at December 31, 1996 and 1995, respectively. With respect to the Partnership's off-exchange-traded forward currency contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gain on open forward contracts be segregated. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of DWR, the counterparty on all of such contracts, to perform.

For the year ended December 31, 1996 and 1995, the average fair value of financial instruments held for trading purposes was as follows:

                                                         1996
                                                ----------------------
                                                  ASSETS   LIABILITIES
                                                ---------- -----------
                                                    $           $
EXCHANGE-TRADED CONTRACTS:
 Financial Futures                              48,280,000 20,650,000
 Options on Financial Futures                      717,000  4,639,000
 Commodity Futures                               6,775,000  3,814,000
 Foreign Futures                                51,243,000 17,579,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS  30,644,000 28,108,000

DEAN WITTER PRINCIPAL PLUS FUND L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--
(CONCLUDED)

                                                         1995
                                                ----------------------
                                                  ASSETS   LIABILITIES
                                                ---------- -----------
                                                    $           $
EXCHANGE-TRADED CONTRACTS:
 Financial Futures                              45,801,000 14,808,000
 Commodity Futures                               6,597,000  3,868,000
 Foreign Futures                                17,753,000 12,470,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS  12,040,000 13,125,000

5. LEGAL MATTERS

On September 6, 10, and 20, 1996, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, Demeter, Dean Witter Futures & Currency Management Inc., DWD, (all such parties referred to hereafter as the "Dean Witter Parties"), certain limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. Similar purported class actions were also filed on September 18 and 20, 1996, in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors on behalf of all purchasers of interests in various limited partnership commodity pools sold by DWR. Generally, these complaints allege, among other things, that the defendants committed fraud, deceit, misrepresentation, breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in connection with the sale and operation of the various limited partnership commodity pools. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean Witter Parties believe that they have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties.

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